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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                              Infoseek Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   45678M-10-7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 5 Pages

-------------------------                              -------------------------
CUSIP NO. 45678M-10-7              SCHEDULE 13G        PAGE   2   OF   5   PAGES
-------------------------                              -------------------------

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Steven T. Kirsh
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    4,501,355
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,387,500 (Voting power shared with Michele
    EACH                       Kirsh, wife of Mr. Kirsh, as community
  REPORTING                    property.)
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER
                               4,501,355
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,387,500 (Dispositive power shared with Michele
                               Kirsh, wife of Mr. Kirsh, as community
                               property.)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,888,855
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          21.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              ------------------
CUSIP No. 45678M-10-7                                         Page 3 of  5 Pages
                                                              ------------------

ITEM 1.
         (a)      Infoseek Corporation

         (b)      1399 Moffett Park Drive
                  Sunnyvale, CA 94089-1134



ITEM 2.
         (a)      Steven T. Kirsh

         (b)      1399 Moffett Park Drive
                  Sunnyvale, CA 94089-1134

         (c)      United States of America

         (d)      Common Stock

         (e)      45678M-10-7

ITEM 3.           N/A


ITEM 4.

         (a) See response to Item 9 of the cover sheet to the Schedule 13G incorporated herein by reference.

         (b) See response to Item 11 of the cover sheet to the Schedule 13G incorporated herein by reference.

         (c)

                    (i) See response to Item 5 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.
                   (ii) See response to Item 6 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.
                  (iii) See response to Item 7 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.
                   (iv) See response to Item 8 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.

                                                              ------------------
CUSIP No. 45678M-10-7                                         Page 4 of  5 Pages
                                                              ------------------



ITEM 5.           N/A


ITEM 6.           N/A


ITEM 7.           N/A


ITEM 8.           N/A


ITEM 9.           N/A

                                                              ------------------
CUSIP No. 45678M-10-7                                         Page 5 of  5 Pages
                                                              ------------------

ITEM 10.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   February 9, 1998
                                   --------------------------
                                              Date


                                   /s/  Steven T. Kirsh
                                   --------------------------
                                              Signature


                                   Chairman, Steven T. Kirsh
                                   --------------------------
                                              Name/Title